Exhibit 10.2

CONFIDENTIAL

        Address:      4355 12th STREET N.E.
        City:        NAPLES               State/Zip/Country:     FL   34120
       Phone(s):      Tel: 239-304-5460       Fax: 239-304-5490         Cell: 239-821-2054
        Email:      acervera@swfla.rr.com

Maryland	6141-02	20-0217392
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

EXECUTIVE COMPENSATION
AGREEMENT (“ECA”)

Issued to:

    Name:
     ------------ -------------------------------------------------------------------------------------------------
     Address:
     ------------ -------------------------------------------------------------------------------------------------
     City:                                      State/Zip/Country:
     ------------ ---------------------------------------- ------------------ --- --------------- -----------------
     Phone(s):   Tel:                    Fax:                    Cell:
     ------------ ------------------------------ -------------------------------- ---------------------------------
     Email:
     ------------ -------------------------------------------------------------------------------------------------
     (Name, Address and Contact Numbers for "Executive" as the Person to whom this
                        Executive Compensation Agreement has been issued).
     --------------------------------------------------------------------------------------------------------------

EXECUTIVE COMPENSATION AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into on the date as written by each signatory to it, (“Effective Date”), by and between JEFFERSON CAPITAL INTERESTS, INC., a company incorporated in the State of MARYLAND, in good standing (“Company”), and ________________ (“Executive”), whose respective registered office, in the case of Company, and mailing address for service, in the case of Executive both appear on the “Signature Page” hereunder.

BACKGROUND STATEMENT

A.	The background of this Agreement ("Background Statement") is that Company has recognized a growing opportunity caused by changing dynamics of the real estate and financial services industries. It intends to develop a certain kind of niche business with a highly specific target market focus. The Company seeks leadership. As such, it looks to engage a seasoned career professional directly from the industry with colloquial roots to our core business locations.

A.1	This person, as duly appointed to the Board of Directors of JEFFERSON CAPITAL INTERESTS, INC., would be a goal-oriented, results-driven individual with the highest integrity, having an impeccable reputation both in the community at large and among industry peers. This person would possess certain time-tested skills, verifiable by examining the visible contributions this person actually made to the business growth of existing institutions where this executive level person is now (and has been) employed. These skills would include technical soundness in lending, strategic savvy in investing, having a conservative (low loss record) approach to risk management, having turnaround unction, be innovative, who is a formable negotiator, a protector of corporate assets, yet compassionate to the needs, wants and desires of peers, employees and customers.

A.2	Since Company plans to diversify (through affiliates) past its initiating operations, which will be limited to accepting deposits, to loan and invest, into other financial services and capital markets, this means executive will be called upon to work with others at the same level of excellence, expectation, job title and responsibility.

A.3	Executive will thus be called upon to participate in a corporate teaming approach at the highest accountability level, being committed to strategic, general operation and collective decision-making, having the skill and personality to compete with his other corporate peers for achievements, but always for Company's best interests and profitable resolve.

B.	The Company desires to retain the services of Executive pursuant to the terms and conditions of this Agreement and in accordance with the provisions of the Background Statement.

C.	The Executive is prepared to make his services available to the Company, and asserts that his qualifications and career objectives and past experience is consistent with the Background Statement, where Executive believes he can both meet and exceed the expectations as stated therein, all on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, Company and Executive (herein at times the "Parties" agree as follows:

AGREEMENTS

1. APPOINTMENT

1.1	GENERAL. Company hereby agrees to appoint Executive as Director, which includes the requirement to sit on the Board of Directors meetings and serve in one or more committees, and Executive hereby agrees to provide services to the Company, on the terms and subject to the conditions set forth herein.

1.2	PLACE OF PERFORMANCE In connection with the appointment of Executive by the Company hereunder, the Executive shall perform his duties and obligations as herein states primarily from the Company's offices located in __________________ except for required travel elsewhere on the Company's business.

1.3	DUTIES OF EXECUTIVE The Executive shall devote his business time and attention to the affairs of the Company, render services to the best of his ability, and use his best efforts to promote the interest of the Company. Executive agrees to fulfill his fiduciary duties as a director of the Company.

1.3.1	Title. During the term of this Agreement, Executive shall serve as Director of the Company and perform all of the duties generally recognized as being required of this level of corporate executive. Executive shall be a member of the Board of Directors, and shall report to them, or the Executive Committee of the Board of Directors.

1.3.2	RESPONSIBILITY. Subject to the authority of the Board of Directors, Executive shall be responsible for directing the management of the Company, provided, that decisions relating to the compensation, hiring and firing of the officers of the Company shall require the approval of the Board of Directors and the Executive Committee.

1.3.3	PERFORMANCE. Executive shall perform any other duties assigned to him by the Board of Directors that are consistent with his title and position. Executive will seek and require Board of Directors approval for major "out of the ordinary course of business transactions" including but not limited to operating, managing, marketing and generally advising the Board of Directors of the Company in respect of the intended or otherwise products and services that Company shall seek to transact. Beginning with the first quarter of 2004, all quarterly and annual Company budgets will require prior Board of Directors approval, subject to Executive Committee review. As part of his duties, the Executive will provide reports to, or regular meet with, the Board or the Executive Committee of the Board as requested

2.	TERM

2.1	INITIAL TERM. The initial term of the appointment of the Executive hereunder shall be for an approximate one (1) period year commencing on the Effective Date and expiring on 31st day of March, 2004 (the "initial term") unless sooner terminated an accordance with the terms and conditions hereof.

2.2	RENEWAL TERM The appointment of the Executive hereunder may be renewed and extended for such a period or periods as may be mutually agreed to by the Company and the Executive in a written supplement to this Agreement signed by the Executive and the Company a "Written Supplement"). If this Agreement is not so renewed and extended prior to the expiration of the Initial Term, the appointment of the Executive hereunder shall automatically terminate upon the expiration of the Initial Term

3.	COMPENSATION

3.1	BASE COMPENSATION. As compensation for all services rendered by the Executive to the Company hereunder, the Executive shall receive base compensation at an annual rate of $24,000.00 ("Base Compensation") during the term of his appointment hereunder, which shall be payable in installments consistent with the Company's normal payroll schedule. If the term of this Agreement shall be renewed and extended as provided in Section 2.2 hereof, then during such renewal term the Executive shall be paid the Base Compensation as revised and thus set forth in the Written Supplement.

3.2	DISCRETIONARY BONUS. The Executive shall be entitled to receive a bonus in an amount to be determined by the Board after the Effective Date, subject to specific performance, including the "benchmark" receipt of common shares in the Company.

4.	EXPENSE REIMBURSEMENTS AND OHER BENEFITS

4.1	REIMBURSABLE EXPENSES. During the term of the Executive's appointment hereunder, the Executive shall be entitled to participate in all medical and hospitalization, group life insurance, and any and all other fringe benefit plans as are hereunder provided by the Company to all of its officers and directors on the same terms as those of such other officers and directors of the Company.

4.2	WORKING FACILITIES During the term of the Executive's employment hereunder, the Company shall facilitate the Executive with access to corporate offices and secretarial assistance of his choice, and such other facilities adequate for the performance of his duties hereunder at the Company's corporate offices.

4.3	LEVEL-TERM LIFE INSURANCE AGREEMENTS. In April 2004, the Company shall enter into a level-term life insurance agreement with the Executive pursuant to which the Company shall purchase a $1,000,000.00 insurance policy on his life. The Company will pay the premiums on such policy, which will be owned by the Executive, until the earlier of him reaching age 65, or the termination of his employment by the Company. Under certain circumstances, if the Executive is terminated prior to reaching age 65, the Company shall remain obligated to pay the premiums on the policy until the Executive reaches age 65 or dies.

4.4	INCENTIVE STOCK OPTION PLAN. In March 2004, the Company intends to enact the 2004 Incentive Stock Option Plan ("Plan") which will contain certain "change in control" provisions, such as those under Section 6, below, designed in part, to attract and retain valued employees of the Company and to ensure that such employees' performance is not undermined by the possibility, threat or occurrence of a change in control. This plan provides, among other things, that in the event of a change in control, in the form of a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation) any options granted under the plan shall become fully exercisable, notwithstanding any vesting schedule relating to such options to the contrary. Since it is contemplated that the Executive will contribute to the design of the Plan, and because the Company has yet to commence operations, stock options to be granted to Executive under the Plan, shall be negotiated at the time of its formulation, with regards to change of control matters and other matters to entice greater incentive, including business performance, increases in revenue, improved profitability, greater market share penetration, higher volumes of depositors acquired or loans granted, among other matters, that shall become part of the incentive benchmarks of the Plan.

5.	TERMINATION

5.1	TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate he Executive's appointment hereunder, for cause. For purposes of this Agreement, the terms "cause" shall mean solely (a) a willful breach by the Executive of any of the material terms or provisions of this Agreement which is not cured within ten (10) days after receipt by the Executive of written notice of same, (b) the Executive's conviction of a felony involving moral turpitude, or (c) commission by the Executive of an act or acts involving fraud, embezzlement, misappropriation or theft against the Company. Upon termination pursuant to his Section 5.1, the Executive shall be entitled to be paid his base compensation to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1)

5.2	TERMINATION WITHOUT CAUSE. If the Company terminates this agreement during its term without cause, the Company shall pay the Executive a lump sum equal to the remaining cash compensation payable under this Agreement or six (6) months base compensation, together with any other benefits due to the Executive.

5.3	TERMINATION BY THE EXECUTIVE. Executive shall have the right to terminate his appointment under this Agreement at any time during the term hereof by giving the Company one (1) month notice of the same.

5.4	DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall, as a result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period of more than sixty (60) consecutive days in any 365-day year period. In the event of any termination pursuant to this Section 5.4, the Executive shall be entitled to be paid his Base Salary for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, save for ensuring that any payment under any insurance plan the Company may have affected for the benefit of the Executive is paid in full as and when the same is payable under the said insurance plan and made available to the Company for disbursement, as the case may be.

5.5	DEATH. In the event of the death of the Executive during the term of his employment hereunder, (a) the Company shall pay the estate of the Executive (i) unpaid amounts of his Base Salary to the date of his death, (ii) life insurance payments pursuant to the group life insurance plan than in place for the Executive, and (iii) if the date of death occurs within six months prior to a Trigger Event (as defined in Section 6.1, but before the delivery of the bonus payment due to Executive under Section 3.2, the bonus payment that would otherwise have been made to the Executive's estate shall have the right to exercise stock options during the 90-day period after the date of death pursuant to Section 4.4, and (c) the Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1.

6.	BONUS UPON OCCURRENCE OF TRIGGER EVENT

6.1	TRIGGER EVENT. For purposes of this entire Section 6., "Trigger Event" shall mean any event (other than one in which the Executive is deemed a member of the control group making an offer of the type contemplated hereunder, which results in a) the shareholders of the Company approving a plan of merger or consolidation where there is a change of control away from the Control Persons, whether or not the Company is the surviving entity, unless the approved merger or consolidation is subsequently abandoned; or (b) the shareholders of the Company approving a plan for the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company, unless such plan is subsequently abandoned). Should a Trigger Event occur during the term of the Executive's engaement hereunder, the Executive will be entitled to the benefits as set forth in Clauses 6.2 3, 6.4 6.5.

6.2	CHANGE IN CONTROL. In addition to a Trigger Event, as the result of a merger or acquisition, a "change in control" is also deemed to have occurred (i) if any person or entity whether or not such person or entity is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the common stock of the Company, or (ii) if during any period of two (2) consecutive years during the term of this Agreement, the persons who at the beginning of such period constituted the Board of Directors cease for any reason to constitute at least a majority thereon, unless the election of a director who was not one, at the beginning of such period was approved in advance by directors, including the Executive, that represents at least 66% of the Board in office at the beginning of such period.

6.3	Entitlements. If the Company for any reason other than for cause terminates Executive, or if Executive chooses to resign from his employment as the result of the Trigger Event or the Change of Control, he shall be entitled to receive a change in control payment at the time of such termination or resignation. The change in control payment may, at the election of the Executive officers, be either in the form of a lump sum cash payment or as common stock of the Company:

6.3.1	The amount of the lump sum cash payment shall be equal to Executive's annual base salary rate (but excluding all other compensation, such as bonuses and fringe benefits) in effect immediately before the effective date of the change in control, multiplied by three (3).

6.3.2	The amount of the stock payment shall consist of shares of Common Stock of the Company in an amount equal to the result obtained by dividing the cash payment the officer would otherwise be entitled to receive by the market value of the Common Stock on the effective date of the change in control

6.4	COMPANY OBLIGATION. Pursuant to this Trigger Event and Change of Control clauses, the Company must require any successor to all or substantially all of the business and/or assets of the Company, to assume the obligations this Section 6. Failure on the part of the Company to obtain such assumption prior to the effectiveness of any such succession entitles the Executive to compensation from the Company in the same amount and on the same terms, as he would be entitled to receive under this Section 6 following a Trigger Event or a Change of Control.

6.5	EXECUTIVE DEFERRED COMPENSATION. As part of this Agreement, the Company commits to initiate a non-funded, non-trusted and non-qualified Executive Deferred Compensation plan ("EDC Plan") for Executive, the purpose of which is to provide an economic incentive to him to remain in the engagement of the Company until reaching age 65. Depending on the circumstances that trigger payments under the EDC Plan, or its termination without payment, Company provides the:

(i)	$_________ per year for ________ years if Executive continue engagement with the Company until reaching age 65;

(ii)	A lump sum payment if employment is terminated prior to reaching age 65 (a) for any reason other than cause during a two-year period after a change in control, (b) by the officers for good reason during the two-year period after a change in control, c) because of disability, (d) because of death, or (e) for any reason other than cause; or

(iii)	No payment in the event of termination of employment for cause.

The lump sum payment under item (ii) in the preceding paragraph is equal to the cash surrender value (at the time of the employment termination) of a universal key-man life insurance policy owned and funded by the Company on each officer who has entered into an EDC Plan with the Company.

The Company owns each life insurance policy, and the Company is the beneficiary under the policy. In the event of an employment termination for a reason other than the death of Executive, assuming the Company then owns the policy, the officer may purchase the policy for its then cash surrender value. If the Company does not own the life insurance policy at the time a lump payment is due under item (ii) in the preceding paragraph, the EDC Plan contain fixed schedules of payments that vary with the then ages of the Executive.

The fixed payment schedules will be determined with reference to the estimated cash surrender values of the life insurance policies owned by the Company on the Executive. The maximum amounts payable under the EDC Plan would result if the Executive continues in the employment of the Company until reaching age 65, at which time fifteen annual payments of $________ each will be payable to him.

7	INDEMNIFICATION OF EXECUTIVE

7.1	Full Protection. The Company shall indemnify Executive with full protection accorded him by Maryland law, including those covenants expressed hereunder in this Section, and through the purchase of Errors and Omissions insurance, with respect to any liability that may arise out of his capacity as Executive, whereby such indemnity shall not be deemed exclusive of any other rights to which he, as a director and officer, may be entitled to under Company's articles, bylaws, or any agreement, vote of the shareholders, or otherwise. The Maryland General Corporation Law requires Company (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

7.2	EXPENSES PAID. Since the Company shall indemnify Executive to the full extent allowable by law, by reason of the fact that he is or was a director of the Company, if he would become a party or may be threatened by, or otherwise be made a party to any indemnifiable action, suit or proceeding, the Company shall pay, in advance of the final disposition of any indemnifiable action, suit or proceeding under this bylaw, all reasonable expenses incurred by Executive, upon receipt of an undertaking by or on behalf of Executive to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company under the law.

7.3	Limited liability. Maryland law permits Company to include in our charter a provision limiting the liability of our directors and officers, including Executive, to us and our stockholders for money damages, except for liability resulting from:

(i)	Actual receipt of an improper benefit or profit in money, property or services or

(ii)	Active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Company's charter contains a provision, which eliminates Executive's, as a directors' and officers' liability, to the maximum extent permitted by Maryland law. Company's charter also provides that our stockholders, and to the extent that Executive becomes one as the result of his employment: (1) will not be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being stockholders and (2) will not be subject to any personal liability in tort, contract or otherwise to any person in connection with our business affairs, undertakings, properties or affairs by reason of being stockholders.

The Maryland General Corporation Law allows directors and officers, including Executive, to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

An act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; The director or officer actually received an improper personal benefit in money, property or services; or

With respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

This provision does not reduce the exposure of directors and officers, including Executive, to federal or state securities laws, nor does it limit the stockholders' ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

In addition to the above provisions of the Maryland General Corporation Law, our charter provides that our directors, our officers, including Executive, our employees, our agents, the Company and its affiliates will be indemnified by us for losses arising from our operation only if all of the following conditions are met:

The directors, including Executive, the Company or its affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests; The directors, including Executive, the Company, or its affiliates were acting on our behalf or performing services for us; In the case of affiliated directors, including Executive, the Company or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification; In the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and The indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the stockholders.

Company hereby agrees to indemnify and hold harmless Executive while performing services for us from specific claims and liabilities arising out of his performance of his obligations under this ECA. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in this ECA. The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to the Company and our stockholders against the officers and directors.

This notwithstanding, the Securities and Exchange Commission (SEC) takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Indemnification of the directors, officers, including Executive, employees, agents, Company or its affiliates and any persons acting as a broker-dealer will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

There has been a successful adjudication on the merits of each count involving alleged securities law violations;
Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or
A court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

Company hereby agrees to undertake every defense of Executive in matters arising before the SEC on the merits of Executives position and duties accorded him under the Company's charter and this ECA. For instance, our charter provides that the advancement of our funds to our directors, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

(i)	The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of us;

(ii)	Our directors, officers, including Executive, employees, agents, advisor or affiliates provide us with written affirmation of their good faith belief that they have met the standard of conduct necessary for indemnification;

(iii)	The legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and

(iv)	Our directors, officers, including Executive, employees, agents, advisor or affiliates undertake to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such directors, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification.

Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either: a) approves the settlement and finds that indemnification of the settlement and related costs should be made; or b) dismisses with prejudice or there is a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

8.	RESTRICTIVE COVENANTS

8.1	NON-DISCLOSURE. Except as expressly permitted by the Company or in connection with the performance of his duties hereunder, the Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information pertaining to the business of the Company.

8.2	EXECUTIVE APPOINTED AS FIDUCIARY. Any confidential information or data heretofore or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, customers, suppliers, sources of leads, methods of doing business, importation, marketing an(l distribution of the Company's services) shall be deemed valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, where Executive shall remain a fiduciary to the Company with respect to all of such information.

8.3	NON-CONFIDENTIAL DEFINITION. Notwithstanding any provision hereof which may be the contrary, "confidential information" shall not include (a) information that is or becomes generally available to the public other than as a result of a disclosure by the Executive, or (b) information lawfully acquired by the Executive from sources other than the Company or its affiliates who are not bound by any agreement of confidentiality.

8.4	NON-SOLICITATION OF EMPLOYEES. While employed by the Company and for a period of two (2) years following the date his employment is terminated hereunder or not renewed, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any existing employee at the time of the termination of the Executive of the Company, unless such employee or former employee has not been employed by the Company (or its predecessors) for a period in excess of six (6) months.

8.5	BOOKS AND RECORDS. All books, records, and accounts relating in any manner to Company, whether prepared by the Executive or other wise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time. The Executive shall not retain copies, extracts or compilations of any such books, records or accounts.

8.6	COMPANY INCLUDES SUBSIDIARIES. For purposes of this Agreement, the term "Company" shall be deemed to include the Company and any of its direct or indirect subsidiaries.

9.	INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that:

(i)	A breach by the Executive of any of the covenants contained in this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain; and

(ii)	As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess; yet

(iii)	Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

10.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. .

11.	NOTICES. Any notice required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, facsimile transmission, Federal Express (or other equivalent courier service) or by registered or certified mail, postage prepaid, return receipt requested (a) if to the Company, made Attention to the Chairman of the Board or the Resident of the Company and (b) if to the Executive, to his mailing address at ______________. Notice by registered or certified mail will be effective three days after deposit in US mail. Notice by any other permitted means will be effective upon receipt.

12.	BENEFITS: BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

13.	DAMAGES. Nothing contained herein shall be construed to prevent any party hereto from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the non-prevailing party.

14.	SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such valid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

15.	WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

16.	ASSIGNMENT. Subject to the provisions of herein, the Executive agrees that any or all of the rights and interests of the Company hereunder:

(i)	May be assigned to any purchasers of substantially all of the assets of the Company, and

(ii)	May be assigned as a matter of law to the surviving entity in any merger of Company. The Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.

17.	ENTIRE AGREEMENT This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by each of the parties hereto.

IN WITNESS HEREOF, the Parties have executed this Agreement as of the date noted below:

"COMPANY"
JEFFERSON CAPITAL INTERESTS, INC.

Name:	AUGUSTUS A. CERVERA ------------ ------------------------------------------------------------------------------------------------- Title: EXECUTIVE VICE-PRESIDENT, ACTING PRESIDENT, DIRECTOR ------------ ------------------------------------------------------------------------------------------------- Company: ------------ ---------------------------------------- ------------------ --- --------------- ----------------- Address: 4355 12TH STREET N.E ------------ ------------------------------------------------------------------------------------------------- City: NAPLES State/Zip/Country: FL 34120 ------------ ---------------------------------------- ------------------ --- --------------- ----------------- Phone(s): Tel: 239-304-5460 Fax: 239-304-5490 Cell: 239-821-2054 ------------ ------------------------------ -------------------------------- --------------------------------- Email: acervera@swfla.rr.com ------------ -------------------------------------------------------------------------------------------------

Executive

    Name:
     ------------ -------------------------------------------------------------------------------------------------
     Title:
     ------------ -------------------------------------------------------------------------------------------------
     Company:
     ------------ ---------------------------------------- ------------------ --- --------------- -----------------
     Address:
     ------------ -------------------------------------------------------------------------------------------------
     City:                                      State/Zip/Country:
     ------------ ---------------------------------------- ------------------ --- --------------- -----------------
     Phone(s):   Tel:                    Fax:                    Cell:
     ------------ ------------------------------ -------------------------------- ---------------------------------
     Email:
     ------------ -------------------------------------------------------------------------------------------------

Signature Page